Company Contact:     Ed Rosenfeld
                                    Senior Vice President, Strategic Planning
                                      & Finance
                                    Steven Madden, Ltd.
                                    (718) 446-1800

            Investor Relations:     Cara O'Brien/Melissa Myron
            Press:                  Melissa Merrill
                                    Financial Dynamics
                                    (212) 850-5600
FOR IMMEDIATE RELEASE
---------------------

         STEVEN MADDEN, LTD. ANNOUNCES FISCAL 2006 FIRST QUARTER RESULTS
      ~ Net Sales Increase 30% and Gross Margin Improves 990 Basis Points ~
                 ~ Diluted EPS Is $0.74 versus $0.07 Last Year ~
                     ~ Board Approves 3-for-2 Stock Split ~
               ~ Names Additional Independent Director to Board ~

LONG ISLAND CITY, N.Y. - May 2, 2006 - Steven Madden, Ltd. (NASDAQ: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the first quarter ended March 31, 2006.

         In line with recently updated expectations, net sales increased 30.0% to $108.3 million from $83.3 million last year. Net sales included an $8.3 million contribution from Daniel M. Friedman & Associates, which was acquired on February 7, 2006. Gross margin increased significantly to 42.7% from 32.8% in the comparable period last year and improved across all divisions. Strong product offerings, better inventory management, reduced markdown allowances and compliance chargebacks, and other operating efficiencies drove the margin improvement during the quarter.

         Operating expenses as a percentage of sales reduced to 29.2% compared to 32.8% last year due to the Company's ability to leverage the increased sales base while also continuing to invest in the business. Commission and licensing fee income increased to $3.8 million resulting from the Company's stronger private label business. These factors taken together resulted in a substantial increase in operating income to $18.5 million, or 17.0% of sales, compared to $1.2 million, or 1.5% of sales, last year. Net income improved to $10.9 million, or $0.74 per diluted share, compared to net income of $1.0 million, or $0.07 per diluted share, last year.

         Revenues from the wholesale business, comprised of the Company's eight divisions, Steve Madden Women's, Steve Madden Men's, Steven by Steve Madden, SM New York, Stevie's, Candie's, l.e.i., and Daniel M. Friedman, were up 46% to $83.1 million. The increase was primarily driven by strong performance from the Company's existing brands and better than planned results from the Company's recently launched wholesale division, SM New York, and the recently acquired Daniel M. Friedman & Associates.

         Retail revenues were $25.3 million compared to $26.5 million in the first quarter of last year. Same store sales declined 8.4% versus a 5.5% increase last year. The year-over-year decline in the retail business is primarily due to planned reductions in the accessories and men's categories as well as a reduced level of promotional sales. During the first quarter, the Company opened one new Steve Madden retail store and ended the quarter with 99 stores in operation, including the Company's Internet store.

         Jamieson Karson, Chairman and Chief Executive Officer, stated, "The first quarter of 2006 marked a very strong start to the year and reflects strong momentum in many areas of our business. Steve and the design team once again delivered an exceptional performance, which led to strong demand for our existing brands. At the same time, our most recent efforts to expand and diversify our business - launching the new SM New York brand and acquiring a leading accessories business - proved very successful during the beginning of the year. Particularly impressive in the quarter was our continued margin improvement which reflects a strong focus on executing our previously stated initiatives."

          "In addition to growing our top and bottom lines, we also continue to maintain one of the strongest balance sheets in our industry," commented Arvind Dharia, Chief Financial Officer. "At the end of the quarter, we had $79.0 million of cash, cash equivalents, and investment securities, no short- or long-term debt, and $189.9 million in stockholders' equity. In addition, we continued our commitment to return capital to our shareholders by repurchasing 147,400 shares for an aggregate of $4.8 million during the quarter."

Company Outlook
---------------

         Based upon results to-date, sales and margin trends for the second quarter are encouraging. That said, the Company remains somewhat cautious with regard to the second half of the year given the lower level of visibility regarding consumer demand for key fashion trends. Taking all of this into account, the Company now anticipates fiscal 2006 net sales will increase approximately 15% to 18% over fiscal 2005. With respect to the bottom line, the Company currently expects that earnings per diluted share will range between $2.40 and $2.50.

         "We are very pleased with our progress thus far in 2006 and will strive to leverage this momentum throughout the year. Our main focus remains on expanding and diversifying our business and making further progress towards becoming a global lifestyle branded company, and we believe this will enable us to enhance shareholder value over the long-term," Mr. Karson concluded.

Other Corporate Matters
-----------------------

         The Company's Board of Directors approved a 3-for-2 stock split of its outstanding shares of common stock. Stockholders of record at the close of business on May 11, 2006 will receive one additional share of Steven Madden Ltd. common stock for every two shares of common stock owned on this date. The additional shares are expected to be distributed on or about May 25, 2006. As a result of the stock split, the number of outstanding shares of common stock will increase to approximately 20.8 million from approximately 13.9 million.

         In addition, Richard P. Randall has been appointed to the Company's Board of Directors. The addition of Mr. Randall expands the Company's Board to nine members.

         Mr. Randall was the Executive Vice President and Chief Financial Officer of Direct Holdings Worldwide, LLC, parent company of Lillian Vernon Corporation and TimeLife, from 2002 until his retirement in June 2005. Previously, Mr. Randall served as Senior Vice President and Chief Financial Officer of Coach, Inc. and the Chief Operating Officer and Chief Financial Officer of Lillian Vernon Corporation from 2000 to 2001 and 1998 to 2000, respectively. Currently, Mr. Randall serves as a Director of The Burke Rehabilitation Hospital.

         Mr. Karson commented, "We welcome Richard to our Board and are confident that his financial knowledge, leadership experience, and independent perspective will be valuable assets to Steven Madden Ltd. We look forward to his contributions as we continue to grow and diversify our Company. In addition, we are pleased to announce the 3-for-2 stock split, which we believe will help make our shares more accessible to investors and increase our market liquidity."

Conference Call Information
---------------------------

         Interested shareholders are invited to listen to the first quarter earnings conference call scheduled for today, Tuesday, May 2, 2006, at 10 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible until May 16, 2006. Additionally, a replay of the call can be accessed by dialing (877) 519-4471, passcode 7309576. A replay will be available one hour after the completion of the call until May 4, 2006.

         Steven Madden, Ltd. designs and markets fashion-forward footwear and accessories for women, men and children. The shoes and accessories are sold through company-owned retail stores, department stores, apparel and footwear specialty stores, and on-line at www.stevemadden.com. The Company has several licenses for the Steve Madden brand, including outerwear, eyewear, and hosiery and owns and operates 99 retail stores, including its online store. The Company is also the licensee for l.e.i. Footwear, Candie's Footwear and UNIONBAY Men's Footwear.

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms "believes", "belief", "expects", "intends", "anticipates" or "plans" to be uncertain and forward-looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

                               (Tables to follow)

STEVE MADDEN LTD
----------------
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data) - Unaudited

                                                         Three Months Ended
                                                    ---------------------------
Consolidated:                                       Mar 31, 2006   Mar 31, 2005
------------                                        ------------   ------------

Net Sales                                                108,315         83,336
Cost of Sales                                             62,032         55,984
                                                    ------------   ------------
Gross Profit                                              46,283         27,352
Commission and licensing fee income - net                  3,762          1,225
Operating Expenses                                        31,590         27,356
                                                    ------------   ------------
Income from Operations                                    18,455          1,221
Interest and other Income, Net                               271            438
                                                    ------------   ------------
Income Before provision for Income Taxes                  18,726          1,659
Provision for Income Tax                                   7,866            697
                                                    ------------   ------------
Net Income                                                10,860            962
                                                    ============   ============


Basic income per share                                      0.78           0.07
                                                    ============   ============
Diluted income per share                                    0.74           0.07
                                                    ============   ============

Weighted average common shares
outstanding - Basic                                       13,917         13,235
                                                    ============   ============
Weighted average common shares
outstanding - Diluted                                     14,612         13,804
                                                    ============   ============


                            BALANCE SHEET HIGHLIGHTS
                            ------------------------


                                      Mar 31, 2006   Dec 31,2005    Mar 31, 2005
                                      Consolidated   Consolidated   Consolidated
                                      ------------   ------------   ------------
                                       (Unaudited)                   (Unaudited)
                                       -----------                   -----------
Cash and cash equivalents                   27,121         52,842         30,186
Investment Securities                       51,908         56,249         47,936
Total Current Assets                       147,003        140,972        122,968
Total Assets                               229,495        211,728        185,634
Total Current Liabilities                   36,163         26,906         21,336
Total Stockholder Equity                   189,941        182,065        162,180


                                       ###